Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
SECOND QUARTER 2010 RESULTS

●	Quarterly premium revenues of $977 million, up 6% over 2009
●	Quarterly operating income of $21 million, up 9% over 2009
●	Earnings per diluted share for second quarter 2010 of $0.41
●	Quarterly cash provided by operating activities of $52 million
●	Includes May and June results for Molina Medicaid Solutions
●	130,000 new members enrolled since the second quarter 2009

Long Beach, California (August 4, 2010) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the second quarter and six months ended June 30, 2010.

Net income for the quarter was $10.6 million, or $0.41 per diluted share, compared with net income of $14.6 million, or $0.56 per diluted share, for the quarter ended June 30, 2009.

“Our second quarter results reflect improvement across our business despite a very difficult premium rate environment.  Although a few states have provided rate increases, most states remain burdened by their budget shortfalls.  Our diversified revenue growth, increasing scale, and disciplined cost management have contributed to our success in the quarter,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc.  “Through the first half of the year, we have made progress in strengthening our core operations while continuing to build a strong portfolio in the industry.  As a result, our earnings today reflect the benefits of lower medical costs and our expanded offering in the Medicaid management information systems space.”

Overview of Financial Results

Second Quarter 2010 Compared with First Quarter 2010

Net income for the second quarter of 2010 was consistent with the first quarter of 2010 as $5.0 million in operating income earned by the Molina Medicaid Solutions segment was offset by the following factors:

●	$5.5 million in premium reductions retroactive to October 1, 2009, that were imposed by the state of Michigan;
●	$1.7 million in acquisition costs related to the purchase of Molina Medicaid Solutions; and
●	$0.6 million in incremental interest costs incurred to finance the acquisition.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

Health Plans

Second Quarter 2010 Compared with Second Quarter 2009

Premium revenue grew 6% in the second quarter of 2010 compared with the second quarter of 2009 due to a membership increase of nearly 10% as of June 30, 2010, compared with membership as of June 30, 2009.  Premium revenue was reduced during the second quarter of 2010 by $5.5 million due to rate reductions in Michigan that were retroactive to October 1, 2009.  The related reduction to medical expense was only $0.5 million.  On a PMPM basis, consolidated premium revenue decreased 4% because of declines in premium rates at several of the Company’s health plans.  The most significant declines in premium rates were in Ohio and Missouri, due to the transfer of pharmacy risk back to the states, and in Washington.  Washington premiums PMPM were lower during the second quarter of 2010 compared with second quarter of 2009 as result of reductions made to both Medicaid premiums and fee schedules during the third quarter of 2009.  Medicare enrollment exceeded 20,000 members at June 30, 2010, and Medicare premium revenue for the quarter was $67.6 million compared with $35.2 million in the second quarter of 2009.

Medical care costs, in the aggregate, decreased 5% on a PMPM basis in the second quarter of 2010 compared with the second quarter of 2009, primarily due to the following:

●	The transfer of pharmacy risk back to the states of Ohio and Missouri;
●	A less severe flu season in 2010;
●	Reductions in Medicaid fee schedules subsequent to June 30, 2009; and
●	The implementation of various contracting and medical management initiatives.

Excluding pharmacy costs, medical care costs decreased 2% on a PMPM basis in the second quarter of 2010 compared with the second quarter of 2009.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 86.0% for the second quarter of 2010 compared with 86.8% for the second quarter of 2009.

Physician and outpatient costs increased 2% on a PMPM basis compared with the second quarter of 2009.  Although the Company continued to observe hospitals billing for more intensive levels of care for the second quarter of 2010 compared with the second quarter of 2009, emergency room costs PMPM were stable as both utilization and cost per visit remained essentially unchanged.  The Company attributes stable emergency room costs to, among other things, a less severe flu season when compared with 2009, changes in provider contracts and fee schedules, and its efforts to reduce inappropriate utilization.

Inpatient facility costs increased 6% on a PMPM basis compared with the second quarter of 2009.  Both utilization and unit costs increased slightly compared with the second quarter of 2009.

Pharmacy costs (including the benefit of rebates) decreased 31% on a PMPM basis for the second quarter of 2010, including the Company’s Missouri and Ohio health plans.  The pharmacy benefit was transferred to the state of Missouri effective October 1, 2009, and was transferred to the state of Ohio effective February 1, 2010.  Excluding these health plans, pharmacy costs increased 6% on a PMPM basis compared with the second quarter of 2009 as a result of increases in unit costs that more than offset decreases in utilization.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

Capitated costs decreased 20% on a PMPM basis compared with the second quarter of 2009 as a result of the recognition, in the second quarter of 2009, of $22 million in retroactive capitation expense at the New Mexico health plan that related to 2009 and 2008.  The retroactive capitation expense at the New Mexico health plan was directly related to the receipt of $25.3 million in retroactive premium revenue in the second quarter of 2009.  There was no corresponding retroactive adjustment in the second quarter of 2010.

Days in medical claims and benefits payable – Beginning January 1, 2010, and for all prior periods presented, the Company is reporting days in medical claims and benefits payable relating to fee-for-service medical claims only.  This new computation includes only fee-for-service medical care costs and related liabilities and, therefore, calculates the extent of reserves for those liabilities that are most subject to estimation risk.

The days in medical claims and benefits payable amount previously reported included all medical care costs (fee-for-service, capitation, pharmacy, and administrative), and all medical claims liabilities, including those liabilities that are typically paid concurrently, or shortly after the costs are incurred, such as capitation cost and pharmacy costs.  Medical claims liabilities used in this calculation do not include accrued costs – such as salaries – associated with the administrative portion of medical costs.

By including only fee-for-service medical costs and liabilities in this computation, the Company’s days in claims payable metric will be more indicative of the adequacy of the Company’s reserves for liabilities subject to a substantial degree of estimation.  The days in medical claims and benefits payable computed under each method were as follows:

(dollars in thousands)	June 30, 2010	March 31, 2010	June 30, 2009
Days in claims payable – fee-for-service only	44 days	44 days	47 days
Days in claims payable – all medical costs	39 days	37 days	39 days
Number of claims in inventory at end of period	106,300	153,700	117,100
Billed charges of claims in inventory at end of period	$146,600	$194,000	$173,400

Molina Medicaid Solutions (acquired May 1, 2010)

Molina Medicaid Solutions contributed $5.0 million to operating income during the second quarter of 2010, resulting in an operating profit margin of approximately 24%.  The Company expects the operating profit for this segment to decline once the contracts in Idaho and Maine enter the operations stage and costs currently deferred for those contracts begin to amortize.

Performance of Molina Medicaid Solutions for the two months ended June 30, 2010, was as follows:

(In thousands)
Service revenue	$22,645
Amortization of purchased intangibles recorded as contra-service revenue	(1,591)
Net service revenue	21,054

Cost of service revenue	14,254
General and administrative costs	966
Amortization of purchased intangibles recorded as amortization expense	829
Operating income	$5,005

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MOH Reports Second Quarter 2010 Results

August 4, 2010

Consolidated Expenses

General and administrative expenses, or G&A, were $78.1 million, or 7.8% of total revenue, for the second quarter of 2010 compared with $65.0 million, or 7.0% of total revenue, for the second quarter of 2009.  The increase in the G&A ratio was the result of higher administrative expenses for the Health Plan segment, driven in part by the cost of the Company’s Medicare expansion and the acquisition of Molina Medicaid Solutions.

	Three Months Ended June 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in millions)
Medicare-related administrative costs	$6.6	0.7%	$3.9	0.4%
Non Medicare-related administrative costs:
Molina Medicaid Solutions segment administrative costs	1.0	0.1	–	–
Molina Medicaid Solutions acquisition costs	1.7	0.2	–	–
Health Plans segment administrative payroll, including employee incentive compensation	53.7	5.4	49.3	5.3
All other Health Plans segment administrative expense	15.1	1.4	11.8	1.3
	$78.1	7.8%	$65.0	7.0%

Premium tax expense increased to 3.6% of premium revenue in the second quarter of 2010 from 3.3% in the second quarter of 2009, primarily due to the imposition of a higher premium tax rate in Ohio effective October 1, 2009.

Depreciation and amortization expense specifically identified as such in the Company’s consolidated statements of income increased $1.6 million in the second quarter of 2010 compared with the second quarter of 2009, primarily due to depreciation of investments in infrastructure and the amortization of certain purchased intangibles associated with the acquisition of Molina Medicaid Solutions.  Beginning in the second quarter of 2010, the amortization of a portion of the purchased intangibles associated with the acquisition of Molina Medicaid Solutions is recorded as contra-service revenue, rather than as part of depreciation and amortization expense.  Additionally, most of the depreciation expense associated with Molina Medicaid Solutions is recorded as cost of service revenue.  The following table presents all depreciation and amortization expense recorded in the Company’s consolidated financial statements:

	Three Months Ended June 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in millions)
Depreciation and amortization	$11.2	1.1%	$9.6	1.0%
Amortization expense recorded as contra-service revenue	1.6	0.2	–	–
Depreciation expense recorded as cost of service revenue	1.0	0.1	–	–
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$13.8	1.4%	$9.6	1.0%

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MOH Reports Second Quarter 2010 Results

August 4, 2010

Interest expense increased to $4.1 million for the second quarter of 2010 compared with $3.2 million for the second quarter of 2009.  The Company incurred higher interest expense relating to the $105 million draw on its credit facility (beginning May 1, 2010) to fund the acquisition.

Income tax expense was recorded at an effective rate of 38.1% in the second quarter of 2010 compared with 10.5% in the second quarter of 2009.  The lower rate in 2009 was primarily due to discrete tax benefits of $4.4 million recorded in the second quarter of 2009 as a result of settling tax examinations and the voluntary filing of certain accounting method changes.

Effective January 1, 2008 through December 31, 2009, the Company’s income tax expense included both the Michigan business income tax, or BIT, and the Michigan modified gross receipts tax, or MGRT.  Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  The Company will continue to record the BIT as an income tax.  For the second quarter and first half of 2009, premium tax expense and income tax expense have been reclassified to conform to this presentation.

First Half of 2010 Compared with First Half of 2009

Health Plans

Premium revenue grew 9% between the first half of 2009 and the first half of 2010 due to a membership increase of nearly 10% as of June 30, 2010, compared with membership as of June 30, 2009.  Premium revenue was reduced during the first half of 2010 by $8.7 million due to rate reductions in Michigan that were retroactive to October 1, 2009.  The related reduction to medical expense was only $0.5 million.  On a PMPM basis, consolidated premium revenue decreased 3% because of declines in premium rates at several of the Company’s health plans.  The most significant declines in premium rates were in Ohio and Missouri, due to the transfer of pharmacy risk back to the states, and in Washington.  Washington premiums PMPM were lower during the first half of 2010 compared with the first half of 2009 as result of reductions made to both Medicaid premiums and fee schedules during the third quarter of 2009.  Medicare enrollment exceeded 20,000 members at June 30, 2010, and Medicare premium revenue for the first half of 2010 was $117.9 million compared with $62.2 million for the same period in 2009.

Medical care costs, in the aggregate, decreased 4% on a PMPM basis in the first half of 2010 compared with the first half of 2009, due to the same factors described for the decrease in medical care costs in the second quarter of 2010 compared with the second quarter of 2009.  Excluding pharmacy costs, medical care costs were flat in the first half of 2010 compared with the second half of 2009.  Medical care costs as a percentage of premium revenue (the medical care ratio) were 85.6% for the first half of 2010 compared with 86.4% for the first half of 2009.

Physician and outpatient costs increased 3% on a PMPM basis compared with the first half of 2009.  Although the Company continued to observe hospitals billing for more intensive levels of care for the first half of 2010 compared with the first half of 2009, emergency room costs PMPM were stable as both utilization and cost per visit remained essentially unchanged.  The Company attributes stable emergency room costs to, among other things, a less severe flu season when compared with 2009, changes in provider contracts and fee schedules, and its efforts to reduce inappropriate utilization.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

Inpatient facility costs increased 3% on a PMPM basis compared with the first half of 2009.  Both utilization and unit costs increased slightly compared with the first half of 2009.

Pharmacy costs (including the benefit of rebates) decreased 27% on a PMPM basis for the first half of 2010, including the Company’s Missouri and Ohio health plans.  The pharmacy benefit was transferred to the state of Missouri effective October 1, 2009, and was transferred to the state of Ohio effective February 1, 2010.  Excluding these health plans, pharmacy costs increased 4% on a PMPM basis compared with the first half of 2009 as a result of flat utilization and a moderate increase in unit costs.

Capitated costs decreased 10% on a PMPM basis compared with the first half of 2009, primarily as a result of the recognition of retroactive capitation expense in the second quarter of 2009, as described above.

Consolidated Expenses

General and administrative expenses were $157.0 million, or 8.0% of total revenue, for the first half of 2010 compared with $130.4 million, or 7.3% of total revenue, for the first half of 2009.  The increase in the G&A ratio was the result of higher administrative expenses for the Health Plan segment, driven in part by the cost of the Company’s Medicare expansion and the acquisition of Molina Medicaid Solutions.

	Six Months Ended June 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in millions)
Medicare-related administrative costs	$14.5	0.7%	$8.8	0.5%
Non Medicare-related administrative costs:
Molina Medicaid Solutions segment administrative costs	1.0	0.1	–	–
Molina Medicaid Solutions acquisition costs	2.3	0.1	–	–
Health Plans segment administrative payroll, including employee incentive compensation	109.9	5.6	98.3	5.5
All other Health Plans segment administrative expense	29.3	1.5	23.3	1.3
	$157.0	8.0%	$130.4	7.3%

Premium tax expense increased to 3.6% of revenue in the first half of 2010 from 3.2% in the first half of 2009, primarily due to the imposition of a higher premium tax rate in Ohio effective October 1, 2009.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

Depreciation and amortization expense specifically identified as such in the Company’s consolidated statements of income increased $2.6 million in the first half of 2010 compared with the first half of 2009, primarily due to depreciation of  investments in infrastructure and the amortization of certain purchased intangibles associated with the acquisition of Molina Medicaid Solutions.  Beginning in the second quarter of 2010, a portion of amortization expense has been recorded as contra-service revenue, rather than as part of depreciation and amortization expense.  Additionally, most of the depreciation expense associated with Molina Medicaid Solutions is recorded as cost of service revenue.  The following table presents all depreciation and amortization expense recorded in the Company’s financial statements:

	Six Months Ended June 30,
	2010		2009
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in millions)
Depreciation and amortization	$21.3	1.1%	$18.6	1.0%
Amortization expense recorded as contra-service revenue	1.6	0.1	–	–
Depreciation expense recorded as cost of service revenue	1.0	–	–	–
Depreciation and amortization reported in the condensed consolidated statements of cash flows	$23.9	1.2%	$18.6	1.0%

Interest expense increased to $7.5 million for the first half of 2010 compared with $6.6 million for the first half of 2009.  As described previously, the increase was due to additional interest expense relating to the $105 million draw on the Company’s credit facility to fund the acquisition of Molina Medicaid Solutions on May 1, 2010.

Income tax expense was recorded at an effective rate of 38.0% in the first half of 2010 compared with 25.6% in the first half of 2009.  The lower rate in 2009 was primarily due to discrete tax benefits of $4.4 million recorded in the second quarter of 2009 as a result of settling tax examinations and the voluntary filing of certain accounting method changes.

Cash Flow

Cash provided by operating activities for the first half of 2010 was $25 million compared with $95 million for the first half of 2009, a decrease of $70 million.  This decrease was primarily due to the timing of the Ohio health plan’s receipt of premium payments from the state of Ohio.  In 2009, the state of Ohio typically paid premiums in advance of the month the premium was earned.  Beginning in January 2010, the state of Ohio has delayed its premium payments to mid-month for the month premium is earned.  The Company does not anticipate any advance payments for the Ohio plan’s premiums during 2010.

Cash used in investing activities increased significantly in the first half of 2010 compared with the first half of 2009, due chiefly to the acquisition of Molina Medicaid Solutions, which totaled $131 million.  This acquisition was funded primarily by a $105 million draw on the Company’s credit facility.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

At June 30, 2010, the Company had cash and investments (not including restricted investments) of $673 million, including non-current auction rate securities with a fair value of $37 million.  At June 30, 2010, the parent company had unrestricted cash and investments of $47 million, including auction rate securities with a fair value of $8 million.

Investment income decreased to $3.1 million in the first half of 2010 compared with $5.6 million in the first half of 2009.  This decline was due primarily to lower interest rates.

EBITDA (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In millions)
Operating income	$21.2	$19.5	$41.6	$42.7
Add back:
Depreciation and amortization expense	11.2	9.6	21.3	18.6
Amortization expense recorded as contra-service revenue	1.6	–	1.6	–
Depreciation expense recorded as cost of service revenue	1.0	–	1.0	–
EBITDA	$35.0	$29.1	$65.5	$61.3

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income, including $1.6 million amortization expense recorded as contra-service revenue, and $1.0 million depreciation expense recorded as cost of service revenue for both the three months and six months ended June 30, 2010.  EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization expense, as well as interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in its industry.

Wisconsin Health Plan Acquisition

On July 12, 2010, the Company announced a definitive agreement to acquire Abri Health Plan, a provider of Medicaid managed care services to BadgerCare Plus and SSI Managed Care enrollees in Wisconsin. Abri Health Plan currently serves Medicaid beneficiaries in 23 counties in Wisconsin. The purchase price for the acquisition is expected to be approximately $16 million, subject to adjustments, and will be funded with available cash and/or a draw under our credit facility. Subject to regulatory approvals and the satisfaction of other conditions, the closing of the transaction is expected to occur by August 31, 2010.

Conference Call

The Company’s management will host a conference call and webcast to discuss its second quarter results at 5:00 p.m. Eastern time on Wednesday, August 4, 2010.  The number to call for the interactive teleconference is (212) 271-4651.  A live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning about one hour following the conclusion of the call and webcast.  A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Wednesday, August 4, 2010, through 6:00 p.m. on Thursday, August 5, 2010, by dialing (800) 633-8284 and entering confirmation number 21473695.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

About Molina Healthcare

Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.5 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.  More information about Molina Healthcare is available at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

■	budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP, or to maintain current payment rates, benefit packages, or membership eligibility thresholds and criteria;
■
uncertainties regarding the impact of the recently enacted Patient Protection and Affordable Care Act, including the funding provisions related to health plans, and uncertainties regarding the likely impact of other federal or state health care and insurance reform measures;

■	management of our medical costs, including rates of utilization that are consistent with our expectations;
■	the accurate estimation of incurred but not reported medical costs across our health plans;
■	the continuation and renewal of the government contracts of our health plans;
■	the integration of Molina Medicaid Solutions, including its employees, systems, and operations;
■	the retention and renewal of the Molina Medicaid Solutions’ state government contracts on terms consistent with our expectations;
■	the accuracy of our operating cost and capital outlay projections for Molina Medicaid Solutions;
■	the timing of receipt and recognition of revenue under our various state contracts held by Molina Medicaid Solutions, including any changes to the anticipated start date of operation at our Maine location;
■	cost recovery efforts by the state of Michigan from Michigan health plans with respect to allegedly incorrect statewide rates and enrollment errors;
■	government audits and reviews
■	the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive;
■	up-coding by providers or billing in a manner at material variance with historic patterns;
■	approval by state regulators of dividends and distributions by our subsidiaries;
■	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
■	high dollar claims related to catastrophic illness;
■	the favorable resolution of litigation or arbitration matters;
■	restrictions and covenants in our credit facility;
■	the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment;
■	the relatively small number of states in which we operate health plans and the impact on the consolidated entity of adverse developments in any single health plan;
■	the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs;
■	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments;
■	a state’s failure to renew its federal Medicaid waiver;
■	an unauthorized disclosure of confidential member information;
■	changes generally affecting the managed care or Medicaid management information systems industries;
■	general economic conditions, including unemployment rates;

and numerous other risk factors, including those discussed in our periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of our Company website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that our forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by our forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward‐looking statements in this release represent our judgment as of August 4, 2010, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in our expectations.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Premium revenue	$976,685	$925,507	$1,941,905	$1,782,991
Service revenue	21,054	−	21,054	−
Investment income	1,599	2,082	3,120	5,629
Total operating revenue	999,338	927,589	1,966,079	1,788,620

Expenses:
Medical care costs	839,613	803,206	1,662,429	1,541,094
Cost of service revenue	14,254	−	14,254	−
General and administrative expenses	78,079	65,011	156,959	130,418
Premium tax expenses (1)	34,995	30,300	69,541	57,355
Depreciation and amortization	11,219	9,584	21,280	18,636
Total expenses	978,160	908,101	1,924,463	1,747,503
Gain on purchase of convertible senior notes	−	−	−	1,532
Operating income	21,178	19,488	41,616	42,649
Interest expense	(4,099)	(3,223)	(7,456)	(6,638)

Income before income taxes	17,079	16,265	34,160	36,011
Income tax expense (1)	6,500	1,700	12,991	9,235
Net income	$10,579	$14,565	$21,169	$26,776

Net income per share:
Basic	$0.41	$0.56	$0.82	$1.02
Diluted	$0.41	$0.56	$0.82	$1.02

Weighted average number of common shares and potentially dilutive common shares outstanding	25,951	25,870	25,952	26,241

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	83.8%	84.8%	83.5%	84.4%
Ratio of medical care costs not paid directly to providers to premium revenue	2.2%	2.0%	2.1%	2.0%
Medical care ratio (2)	86.0%	86.8%	85.6%	86.4%
General and administrative expense ratio (3)	7.8%	7.0%	8.0%	7.3%
Premium tax ratio (1), (3)	3.6%	3.3%	3.6%	3.2%
Effective tax rate (1)	38.1%	10.5%	38.0%	25.6%

(1)
Effective January 1, 2010, the Company has recorded the MGRT as a premium tax and not as an income tax.  For the three months and six months ended June 30, 2009, premium tax expense and income tax expense have been reclassified to conform to this presentation.

(2)	Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue.
(3)	Computed as a percentage of total operating revenue.

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MOH Reports Second Quarter 2010 Results

August 4, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	June 30, 2010	Dec. 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$460,985	$469,501
Investments	175,212	174,844
Receivables	155,380	136,654
Income and related taxes refundable	1,157	6,067
Deferred income taxes	4,726	8,757
Prepaid expenses and other current assets	23,843	15,583
Total current assets	821,303	811,406
Property and equipment, net	83,562	78,171
Deferred contract costs	8,018	−
Intangible assets, net	120,480	80,846
Goodwill and indefinite-lived intangible assets	205,749	133,408
Investments	36,745	59,687
Restricted investments	41,028	36,274
Receivable for ceded life and annuity contracts	25,277	25,455
Other assets	19,242	19,988
	$1,361,404	$1,245,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$345,600	$316,516
Accounts payable and accrued liabilities	111,022	71,732
Deferred revenue	19,305	101,985
Total current liabilities	475,927	490,233
Long-term debt	266,409	158,900
Deferred income taxes	9,075	12,506
Liability for ceded life and annuity contracts	25,277	25,455
Other long-term liabilities	16,862	15,403
Total liabilities	793,550	702,497

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 25,811 shares at June 30, 2010, and 25,607 shares at December 31, 2009	26	26
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital	134,076	129,902
Accumulated other comprehensive loss	(2,039)	(1,812)
Retained earnings	435,791	414,622
Total stockholders’ equity	567,854	542,738
	$1,361,404	$1,245,235

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MOH Reports Second Quarter 2010 Results

August 4, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating activities:
Net income	$10,579	$14,565	$21,169	$26,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,851	9,584	23,912	18,636
Unrealized (gain) loss on trading securities	(2,320)	29	(2,860)	(3,610)
Loss (gain) on rights agreement	2,118	(27)	2,611	3,296
Deferred income taxes	(2,470)	(1,743)	624	3,245
Stock-based compensation	2,372	2,024	4,508	3,458
Non-cash interest on convertible senior notes	1,266	1,172	2,509	2,366
Gain on purchase of convertible senior notes	−	−	−	(1,532)
Amortization of deferred financing costs	343	344	687	696
Tax deficiency from employee stock compensation	(30)	(14)	(383)	(547)
Changes in operating assets and liabilities:
Receivables	(9,652)	6,735	(1,598)	(22,878)
Prepaid expenses and other current assets	(5,680)	3,644	(5,148)	732
Medical claims and benefits payable	18,627	(2,920)	29,084	16,265
Accounts payable and accrued liabilities	12,824	(12,804)	27,958	(15,726)
Deferred revenue	7,984	1,670	(82,680)	54,638
Income taxes	1,975	5,666	4,910	9,025
Net cash provided by operating activities	51,787	27,925	25,303	94,840

Investing activities:
Purchases of property and equipment	(11,547)	(9,557)	(17,523)	(19,924)
Purchases of investments	(42,329)	(24,055)	(91,768)	(72,182)
Sales and maturities of investments	63,610	46,665	116,836	82,292
Cash paid in business purchase transactions	(131,970)	−	(134,400)	−
Increase in deferred contract costs	(8,018)	−	(8,018)	−
Increase in restricted investments	(4,098)	(6,979)	(4,754)	(6,534)
Increase in other assets	(88)	(1,053)	(332)	(2,761)
Increase (decrease) in other long-term liabilities	419	(8,641)	1,089	(8,772)
Net cash used in investing activities	(134,021)	(3,620)	(138,870)	(27,881)

Financing activities:
Borrowings under credit facility	105,000	−	105,000	−
Treasury stock purchases	−	(12,736)	−	(27,712)
Purchase of convertible senior notes	−	−	−	(9,653)
Payment of credit facility fees	(1,671)	−	(1,671)	−
Excess tax benefits from employee stock compensation	66	−	179	−
Proceeds from employee stock plans	1,543	1,081	1,543	1,081
Net cash provided by (used in) financing activities	104,938	(11,655)	105,051	(36,284)
Net increase (decrease) in cash and cash equivalents	22,704	12,650	(8,516)	30,675
Cash and cash equivalents at beginning of period	438,281	405,187	469,501	387,162
Cash and cash equivalents at end of period	$460,985	$417,837	$460,985	$417,837

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MOH Reports Second Quarter 2010 Results

August 4, 2010
MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	June 30, 2010	March 31, 2010	Dec. 31, 2009	June 30, 2009
California	348,000	353,000	351,000	349,000
Florida	54,000	52,000	50,000	29,000
Michigan	226,000	226,000	223,000	207,000
Missouri	78,000	78,000	78,000	78,000
New Mexico	93,000	92,000	94,000	85,000
Ohio	234,000	228,000	216,000	203,000
Texas	42,000	40,000	40,000	30,000
Utah	77,000	75,000	69,000	64,000
Washington	346,000	338,000	334,000	323,000
	1,498,000	1,482,000	1,455,000	1,368,000

Total Ending Membership By State for the Medicare Advantage Plans:
California	3,600	2,700	2,100	1,600
Florida	500	300	–	–
Michigan	5,000	4,200	3,300	2,100
New Mexico	600	600	400	400
Texas	600	500	500	400
Utah	8,100	7,100	4,000	3,100
Washington	1,900	1,600	1,300	1,000
	20,300	17,000	11,600	8,600

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,600	13,400	13,900	13,100
Florida	9,300	8,900	8,800	6,000
Michigan	31,600	32,700	32,200	29,900
New Mexico	5,800	5,800	5,700	5,700
Ohio	27,400	26,700	22,600	19,700
Texas	18,500	18,100	17,600	17,000
Utah	7,600	7,900	7,500	7,600
Washington	3,700	3,500	3,200	3,000
	117,500	117,000	111,500	102,000

	Three Months Ended			Six Months Ended
Total Member Months (1) by Health Plan:	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
California	1,050,000	1,062,000	1,031,000	2,112,000	2,011,000
Florida	160,000	154,000	75,000	314,000	136,000
Michigan	679,000	675,000	623,000	1,354,000	1,243,000
Missouri	234,000	234,000	232,000	468,000	463,000
New Mexico	280,000	280,000	251,000	560,000	499,000
Ohio	695,000	673,000	596,000	1,368,000	1,156,000
Texas	125,000	121,000	92,000	246,000	190,000
Utah	230,000	221,000	200,000	451,000	384,000
Washington	1,022,000	1,007,000	952,000	2,029,000	1,871,000
	4,475,000	4,427,000	4,052,000	8,902,000	7,953,000

(1)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Three Months Ended June 30, 2010
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense (1)
	Total	PMPM	Total	PMPM
California	$124,551	$118.57	$106,006	$100.92	85.1%	$1,637
Florida	41,462	260.32	39,134	245.70	94.4	6
Michigan (1)	156,769	230.76	135,763	199.84	86.6	9,711
Missouri	51,779	220.86	46,320	197.58	89.5	–
New Mexico	91,949	328.48	73,210	261.54	79.6	2,987
Ohio	212,669	306.34	174,275	251.03	82.0	16,512
Texas	43,493	348.45	39,133	313.52	90.0	705
Utah	64,934	281.44	60,975	264.28	93.9	–
Washington	186,204	182.23	154,792	151.49	83.1	3,394
Other (2)	2,875	–	10,005	–	–	43
	$976,685	$218.25	$839,613	$187.62	86.0%	$34,995

	Three Months Ended June 30, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense (1)
	Total	PMPM	Total	PMPM
California	$121,918	$118.23	$111,750	$108.37	91.7%	$3,395
Florida	19,339	257.22	17,355	230.83	89.7	–
Michigan (1)	136,549	219.44	112,402	180.64	82.3	9,538
Missouri	58,141	251.06	48,582	209.78	83.6	–
New Mexico	114,408	456.80	100,255	400.30	87.6	2,989
Ohio	194,885	327.02	168,639	282.98	86.5	10,731
Texas	34,345	372.13	24,851	269.26	72.4	572
Utah	57,918	288.99	53,182	265.35	91.8	–
Washington	183,720	192.96	156,981	164.88	85.5	3,064
Other (2)	4,284	–	9,209	–	–	11
	$925,507	$228.38	$803,206	$198.20	86.8%	$30,300

(1)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(2)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Six Months Ended June 30, 2010
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense (1)
	Total	PMPM	Total	PMPM
California	$248,461	$117.62	$213,567	$101.10	86.0%	$3,265
Florida	80,550	256.94	73,821	235.47	91.7	12
Michigan (1)	312,114	230.45	261,212	192.87	83.7	19,650
Missouri	103,922	221.93	89,836	191.85	86.5	–
New Mexico	187,547	334.75	147,225	262.78	78.5	4,991
Ohio	431,032	315.20	346,900	253.68	80.5	33,517
Texas	82,693	336.46	71,464	290.77	86.4	1,386
Utah	123,474	273.66	122,435	271.36	99.2	–
Washington	367,258	181.05	318,302	156.91	86.7	6,656
Other (2)	4,854	–	17,667	–	–	64
	$1,941,905	$218.15	$1,662,429	$186.75	85.6%	$69,541

	Six Months Ended June 30, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense (1)
	Total	PMPM	Total	PMPM
California	$231,953	$115.34	$215,723	$107.27	93.0%	$6,711
Florida	39,030	287.03	35,123	258.29	90.0	–
Michigan (1)	269,314	216.71	222,397	178.96	82.6	17,376
Missouri	116,848	252.53	95,556	206.51	81.8	–
New Mexico	196,226	393.53	172,276	345.50	87.8	5,082
Ohio	382,107	330.46	326,419	282.30	85.4	20,923
Texas	67,356	354.66	52,257	275.15	77.6	1,256
Utah	108,536	282.34	97,445	253.49	89.8	–
Washington	364,424	194.78	306,526	163.83	84.1	6,011
Other (2)	7,197	–	17,372	–	–	(4)
	$1,782,991	$224.14	$1,541,094	$193.73	86.4%	$57,355

(1)
Effective January 1, 2010, the Company has recorded the Michigan gross receipts tax, or MGRT, as a premium tax and not as an income tax.  The 2009 amounts have been reclassified to conform to this presentation.

(2)	“Other” medical care costs primarily include medically related administrative costs at the parent company.

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MOH Reports Second Quarter 2010 Results

August 4, 2010

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended June 30, 2010			Three Months Ended June 30, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$594,960	$132.95	70.9%	$517,066	$127.59	64.4%
Capitation	136,764	30.56	16.3	154,386	38.10	19.2
Pharmacy	75,170	16.80	8.9	99,256	24.49	12.4
Other	32,719	7.31	3.9	32,498	8.02	4.0
	$839,613	$187.62	100.0%	$803,206	$198.20	100.0%

	Six Months Ended June 30, 2010			Six Months Ended June 30, 2009
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$1,161,839	$130.52	69.9%	$1,006,207	$126.49	65.3%
Capitation	273,896	30.77	16.5	272,800	34.29	17.7
Pharmacy	165,241	18.56	9.9	201,894	25.38	13.1
Other	61,453	6.90	3.7	60,193	7.57	3.9
	$1,662,429	$186.75	100.0%	$1,541,094	$193.73	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	June 30, 2010	March 31, 2010	June 30, 2009
Fee-for-service claims incurred but not paid (IBNP)	$268,652	$260,456	$244,987
Capitation payable	49,101	42,461	34,657
Pharmacy payable	13,385	16,196	22,367
Other	14,462	7,860	6,696
	$345,600	$326,973	$308,707

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MOH Reports Second Quarter 2010 Results

August 4, 2010

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Six Months Ended		Quarter Ended	Year Ended
	June 30, 2010	June 30, 2009	March 31, 2010	Dec. 31, 2009
Balances at beginning of period	$316,516	$292,442	$316,516	$292,442
Components of medical care costs related to:
Current period	1,705,411	1,587,469	861,271	3,227,794
Prior periods	(42,982)	(46,375)	(38,455)	(51,558)
Total medical care costs	1,662,429	1,541,094	822,816	3,176,236
Payments for medical care costs related to:
Current period	1,389,307	1,297,946	581,389	2,919,240
Prior periods	244,038	226,883	230,970	232,922
Total paid	1,633,345	1,524,829	812,359	3,152,162
Balances at end of period	$345,600	$308,707	$326,973	$316,516

Benefit from prior period as a percentage of:
Balance at beginning of period	13.6%	15.9%	12.1%	17.6%
Premium revenue	2.2%	2.6%	4.0%	1.4%
Total medical care costs	2.6%	3.0%	4.7%	1.6%

Days in claims payable, fee for service only	44	47	44	44
Number of members at end of period	1,498,000	1,368,000	1,482,000	1,455,000
Number of claims in inventory at end of period	106,300	117,100	153,700	93,100
Billed charges of claims in inventory at end of period	$146,600	$173,400	$194,000	$131,400
Claims in inventory per member at end of period	0.07	0.09	0.10	0.06
Billed charges of claims in inventory per member at end of period	$97.86	$126.75	$130.90	$90.31
Number of claims received during the period	7,029,600	6,287,300	3,493,300	12,930,100
Billed charges of claims received during the period	$5,580,400	$4,707,200	$2,760,500	$9,769,000

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